Exhibit 10.14

AMENDED AND RESTATED

RESTRICTED SHARE UNIT GRANT NOTICE (DEFERRED SETTLEMENT)

BICYCLE THERAPEUTICS PLC

2020 EQUITY INCENTIVE PLAN: NON-EMPLOYEE SUB-PLAN

Capitalized terms not specifically defined in this Amended and Restated Restricted Share Unit Grant Notice (the “Grant Notice”) have the meanings given to them in the 2020 Equity Incentive Plan: Non-Employee Sub-Plan (as amended from time to time, the “Plan”) of Bicycle Therapeutics Plc (the “Company”).

The Company has granted to the participant listed below (“Participant”) the Restricted Share Units (the “RSUs”) described in this Grant Notice (the “Award”), subject to the terms and conditions of the Plan and the Amended and Restated Restricted Share Unit Agreement attached as Exhibit A (the “Agreement”), both of which are incorporated into this Grant Notice by reference.

Participant:	[Participant Name]
Grant Date:	[Grant Date]
Number of RSUs:	[Number of shares]
Vesting Commencement Date:	[Vesting start date]
Vesting Schedule:	[Vesting schedule]

By accepting this Award electronically, Participant agrees to be bound by the terms of this Grant Notice, the Plan, the Agreement and any policy of the Company or any Subsidiary that may be applicable to the Participant and the Award from time to time (the “Policies”) and Participant undertakes to pay to the Company the nominal value of the Ordinary Shares underlying the RSUs in cash by way of deduction (which Participant hereby authorises) from the next instalment of cash fees that would otherwise be due to Participant. Participant has reviewed the Plan, this Grant Notice, the Agreement and the Policies in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Grant Notice and fully understands all provisions of the Plan, this Grant Notice, the Agreement and the Policies. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan, this Grant Notice or the Agreement.

Exhibit A

AMENDED AND RESTATED

RESTRICTED SHARE UNIT AGREEMENT

(DEFERRED SETTLEMENT)

Capitalized terms not specifically defined in this Agreement have the meanings specified in the Grant Notice or, if not defined in the Grant Notice, in the Plan.

1.	GENERAL
1.1	Award of RSUs.

The Company has granted the RSUs to Participant effective as of the grant date set forth in the Grant Notice (the “Grant Date”). Each RSU represents the right to receive one Share as set forth in this Agreement. Participant will have no right to the distribution of any Shares until the time (if ever) the RSUs have vested.

1.2	Incorporation of Terms of Plan.

The RSUs are subject to the terms and conditions set forth in this Agreement and the Plan, which is incorporated herein by reference. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan will control.

1.3	Unsecured Promise.

The RSUs will at all times prior to settlement represent an unsecured Company obligation payable only from the Company’s general assets.

2.	VESTING; FORFEITURE AND SETTLEMENT
2.1	Vesting; Forfeiture.

The RSUs will vest according to the vesting schedule in the Grant Notice except that any fraction of an RSU that would otherwise be vested will be accumulated and will vest only when a whole RSU has accumulated. In the event of Participant’s Termination of Service for any reason, all unvested RSUs will immediately and automatically be cancelled and forfeited, except as otherwise determined by the Administrator or provided in a binding written agreement between Participant and the Company.

2.2	Settlement.
(a)

RSUs that have vested will be paid in Shares on the first to occur of the following (such date, the “Settlement Date”) or such later date that is not later than December 31 of the calendar year in which the Settlement Date occurs as set forth in Section 2.2(d)(ii) below, except as may be required pursuant to Section 3.3 of this Agreement:

(i)	the date of the Participant’s “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definitions therein, a “Separation from Service”);
(ii)	the date of the Participant’s “disability” (as defined under Treasury Regulation Section 1.409A-3(i)(4));
(iii)	the date of the Participant’s death; or
(iv)	the date of a Change in Control that also would constitute a “change in control event” (as defined under Treasury Regulation Section 1.409A-3(i)(5)).
(b)	[RESERVED]
(c)	When an RSU is paid in Shares, Participant may be required to pay the nominal value thereof in the same manner as provided for Withholding Taxes below.
(d)

If the date Shares would otherwise be distributed pursuant to Section 2.2(a) (the “Original Issuance Date”) falls on a date that is not a business day, delivery of Shares will instead occur on the next following business day. In addition, if:

(i)

the Original Issuance Date does not occur (1) during an “open window period” applicable to Participant, as determined by the Company in accordance with the Company’s then-effective policy on trading in Company securities, or (2) on a date when Participant is otherwise permitted to sell Shares on an established stock exchange or stock market (including but not limited to under a previously established written trading plan that meets the requirements of Rule 10b5-1 under the Exchange Act and was entered into in compliance with the Company’s policies (a “10b5-1 Arrangement”)), and

(ii)

either (1) Withholding Taxes do not apply, or (2) the Company decides, prior to the Original Issuance Date, (A) not to satisfy Withholding Taxes by withholding Shares from the Shares otherwise due, on the Original Issuance Date, to Participant under the Award, and (B) not to permit Participant to enter into a “same day sale” commitment with a broker-dealer (including but not limited to a commitment under a 10b5-1 Arrangement) and (C) not to permit Participant to pay the Withholding Taxes in cash, then such Shares shall not be delivered on such Original Issuance Date and shall instead be delivered to Participant on the earliest of: (1) the first date that Participant is not prohibited from selling Shares in the open market, or (2) such earlier date that the Company elects to satisfy the Withholding Taxes obligation by withholding Shares from Participant’s distribution; provided, however, that if the Company determines that Participant may be subject to taxation in the United States, then notwithstanding the foregoing, in no event will the Shares be delivered to Participant any later than December 31 of the calendar year in which the Original Issuance Date occurs (that is, the last day of Participant’s taxable year in which the Original Issuance Date occurs).

(e)

In addition and notwithstanding the foregoing, no Shares issuable to Participant under this Section 2 as a result of the vesting of one or more RSUs will be delivered to Participant until any filings that may be required pursuant to the Hart-Scott-Rodino (“HSR”) Act in connection with the issuance of such Shares have been filed and any required waiting period under the HSR Act has expired or been terminated (any such filings and/or waiting period required pursuant to HSR, the “HSR Requirements”). If the HSR Requirements apply to the issuance of any Shares issuable to Participant under this Section 2 upon vesting of one or more RSUs, such Shares will not be issued on the Original Issuance Date and will instead be issued on the first business day on or following the date when all such HSR Requirements are satisfied and when Participant is permitted to sell Shares in the open market. Notwithstanding the foregoing, if the Company determines that Participant may be subject to taxation in the United States, the issuance date for any Shares delayed under this Section 2(e) shall in no event be later than December 31 of the calendar year in which the Original Issuance Date occurs (that is, the last day of Participant’s taxable year in which the Original Issuance Date occurs), unless a later issuance date is permitted without incurring adverse tax consequences under Section 409A or other Applicable Laws.

(f)

Notwithstanding anything herein to the contrary, to the extent permitted under Applicable Laws, the Company may delay any payment under this Agreement that the Company reasonably determines would violate Applicable Laws until the earliest date the Company reasonably determines the making of the payment will not cause such a violation.

3.	TAXATION AND TAX WITHHOLDING
3.1	Representation.

Participant represents to the Company that Participant has reviewed with Participant’s own tax advisors the tax and/or social security consequences of this Award and the transactions contemplated by the Grant Notice and this Agreement. Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents.

3.2	Tax Withholding.
(a)

On each vesting date, and on or before the time Participant receives a distribution of the Shares underlying the RSUs, and at any other time as reasonably requested by the Company in accordance with applicable tax laws, Participant hereby authorizes any required withholding from the Shares issuable to Participant and/or otherwise agree to make adequate provision in cash for any sums required to satisfy the federal, state, local and foreign tax and/or social security withholding obligations of the Company or any parent or Subsidiary that arise in connection with Participant’s RSUs (the “Withholding Taxes”). Participant hereby authorizes the Company and/or the relevant parent or Subsidiary, or their respective agents, at their discretion, to satisfy the obligations with regard to all Withholding Taxes by one or a combination of the following: (i) withholding from any compensation otherwise payable to Participant by the Company or any parent or Subsidiary; (ii) causing Participant to tender a cash payment (which may be in the form of a check, electronic wire transfer or other method permitted by the Company);

(iii) withholding Shares from the Shares issued or otherwise issuable to Participant in connection with Participant’s RSUs with a fair market value (measured as of the date Shares are issued to Participant) equal to the amount of such Withholding Taxes; provided, however, that the number of such Shares so withheld will not exceed the amount necessary to satisfy the required tax and/or social security withholding obligations using the minimum statutory withholding rates for federal, state, local and, if applicable, foreign tax purposes, including payroll taxes, that are applicable to supplemental taxable income; and, provided, further, that to the extent necessary to qualify for an exemption from application of Section 16(b) of the Exchange Act, if applicable, such share withholding procedure will be subject to the prior approval of the Company’s Remuneration Committee; or (iv) by requiring Participant to enter into a “same day sale” commitment with a broker-dealer in a manner satisfactory to the Company (including but not limited to a commitment under a 10b5-1 Arrangement).

(b)

Participant acknowledges that Participant is ultimately liable and responsible for all taxes owed in connection with the RSUs, regardless of any action the Company or any Subsidiary takes with respect to any tax and/or social security withholding obligations that arise in connection with the RSUs. Neither the Company nor any Subsidiary makes any representation or undertaking regarding the treatment of any tax and/or social security withholding in connection with the awarding, vesting or payment of the RSUs or the subsequent sale of Shares. The Company and the Subsidiaries do not commit and are under no obligation to structure the RSUs to reduce or eliminate Participant’s tax and/or social security liability.

3.3	Tax Consequences.

To the extent that Participant may be subject to taxation in the United States, this Award is intended to comply with Section 409A, and, accordingly, to the maximum extent permitted, this Agreement will be interpreted and administered to be in compliance with Section 409A. Any installment of RSUs that vests hereunder is intended to constitute a “separate payment” for purposes of Section 409A. If Participant is a “specified employee” for purposes of Section 409A upon the Separation from Service, then the issuance of any Shares or other property that would otherwise be made on the date of Separation from Service (or within the first six months thereafter as a result of the Separation from Service) will not be made on the originally scheduled date(s) and will instead be issued in a lump sum on the earlier of (i) the date that is six months and one day after the date of the Separation from Service or (ii) the date of Participant’s death, but if and only if such delay in the issuance is necessary to avoid the imposition of taxes in respect of the Shares or property under Section 409A. Notwithstanding anything to the contrary in the Plan or this Agreement, none of the Company, its Subsidiaries and affiliates, the Board or the Committee will have any obligation to take any action to prevent the assessment of any excise tax or penalty on Participant under Section 409A and none of the Company, its Subsidiaries and affiliates, the Board or the Committee will have any liability to Participant for such tax or penalty.

4.	OTHER PROVISIONS
4.1	Adjustments.

Participant acknowledges that the RSUs and the Shares subject to the RSUs are subject to adjustment, modification and termination in certain events as provided in this Agreement and the Plan.

4.2	Notices.

Any notice to be given under the terms of this Agreement to the Company must be in writing and addressed to the Company in care of the Company’s Secretary at the Company’s principal office or the Secretary’s then-current email address. Any notice to be given under the terms of this Agreement to Participant must be in writing and addressed to Participant at Participant’s last known mailing address or electronically via email or through the Company’s online equity administration platform. By a notice given pursuant to this Section, either party may designate a different address for notices to be given to that party. Any notice will be deemed duly given: (i) if sent by email or through an online platform, when actually received; and (ii) if sent by certified mail (return receipt requested) and deposited with postage prepaid in the applicable national mail, when delivered by a nationally recognized express shipping company.

4.3	Titles.

Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

4.4	Conformity to Securities Laws.

Participant acknowledges that the Plan, the Grant Notice and this Agreement are intended to conform to the extent necessary with all Applicable Laws and, to the extent Applicable Laws permit, will be deemed amended as necessary to conform to Applicable Laws, and the RSUs may be unilaterally cancelled by the Company (with the effect that all Participant’s rights hereunder lapse with immediate effect) if the Administrator determines in its reasonable discretion that such conformity is not possible or practicable.

4.5	Successors and Assigns.

The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement will inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth in the Plan, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

4.6	Limitations Applicable to Section 16 Persons.

Notwithstanding any other provision of the Plan or this Agreement, if Participant is subject to Section 16 of the Exchange Act, the Plan, the Grant Notice, this Agreement, and the RSUs will be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3) that are requirements for the application of such exemptive rule. To the extent Applicable Laws permit, this Agreement will be deemed amended as necessary to conform to such applicable exemptive rule.

4.7	Entire Agreement.

The Plan, the Grant Notice and this Agreement (including any exhibit hereto) constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof.

4.8	Agreement Severable.

In the event that any provision of the Grant Notice or this Agreement is held illegal or invalid, the provision will be severable from, and the illegality or invalidity of the provision will not be construed to have any effect on, the remaining provisions of the Grant Notice or this Agreement.

4.9Limitation on Participant’s Rights.

Participation in the Plan confers no rights or interests other than as herein provided. This Agreement creates only a contractual obligation on the part of the Company as to amounts payable and may not be construed as creating a trust. Neither the Plan nor any underlying program, in and of itself, has any assets. Participant will have only the rights of a general unsecured creditor of the Company with respect to amounts credited and benefits payable, if any, with respect to the RSUs, and rights no greater than the right to receive the Shares as a general unsecured creditor with respect to the RSUs, as and when settled pursuant to the terms of this Agreement.

4.10	Not a Contract of Employment.

Nothing in the Plan, the Grant Notice or this Agreement confers upon Participant any right to continue in the employ or service of the Company or any Subsidiary or interferes with or restricts in any way the rights of the Company and its Subsidiaries, which rights are hereby expressly reserved, to discharge or terminate the services of Participant at any time for any reason whatsoever, with or without Cause, except to the extent expressly provided otherwise in a written agreement between the Company or a Subsidiary and Participant.

4.11	Counterparts.

The Grant Notice may be executed in one or more counterparts, including by way of any electronic signature, subject to Applicable Laws, each of which will be deemed an original and all of which together will constitute one instrument.